EXHIBIT 10.1

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

WORK ORDER

This WORK ORDER is made the date the last party signs below between:

(1)	Galectin Therapeutics Inc. whose registered office is at Suite 240, 4960 Peachtree Industrial Boulevard, Norcross, Georgia 30071, USA (the Sponsor); and

(2)	Covance Inc., a corporation of the State of Delaware having its principal place of business at 206 Carnegie Center, Princeton, New Jersey 08540 USA (Covance),

(each a Party and collectively the Parties).

RECITALS

(A)	WHEREAS Sponsor and Covance are parties to a Master Services Agreement effective as of March 12, 2020 (the MSA).

(B)

WHEREAS Sponsor and Covance entered in a Start-up Agreement effective as of 1st April 2019, as subsequently amended by Amendment #1, effective as of the 25th June 2019, Amendment #2, effective as of the 31st August 2019, Amendment #3, effective as of the 31st October 2019, Amendment #4, effective as of the 31st January 2020 and Amendment #5, effective as of the 30th April 2020 (hereafter the SUA) for the provision by Covance to Sponsor of preliminary services for the set-up of the study based on Sponsor’s Protocol GT-031 (NASH-RX) “A Seamless, Adaptive, Phase 2b/3, Double-Blind, Randomized, Placebo-controlled, Multicenter, International Study Evaluating the Efficacy and Safety of Belapectin (GR-MD-02) for the Prevention of Esophageal Varices in NASH Cirrhosis” (hereafter the Study).

(C)

WHEREAS subject to the terms and conditions of the MSA and the additional terms and conditions set forth in Exhibit A-2 to the MSA, the Sponsor and Covance hereby agree to execute a Work Order relating to the conduct of the Study by Covance (hereafter the “Work Order”), with the SUA to be superseded in its entirety by the Work Order.

NOW THEREFORE the Parties agree as follows:

1.	Definitions and Interpretation

1.1.	Each word and term used in this Work Order, but not defined, has the meaning specified in the MSA unless a clear contrary interpretation otherwise applies.

1.2.	In this Work Order, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Legal Representative” shall mean Covance’s role in providing the Legal Representation Services to the Sponsor.

“Legal Representation Services” shall mean Covance’s agreement to act as the agent of the Sponsor as legal representative in Australia, Europe, Mexico, Korea and United Kingdom and to provide the Services described at Annex 1 to this Work Order under the heading “Legal Representation Services”.

1.3.

In the event of conflict between the terms and conditions of this Work Order and those of the MSA, the terms of the MSA shall prevail except to the extent that this Work Order expressly and specifically states an intent to supersede the MSA on a specific matter.

2.	Term and Termination

The term of this Work Order shall be deemed to have commenced on 15th June 2020 (Effective Date) and shall continue until completion of the Study (excluding archival obligations and similar ongoing obligations which would survive in accordance with the MSA and this Work Order) and the Sponsor’s payment of the relevant fees, pass through costs and other applicable costs and expenses incurred by Covance in the performance of the Services or earlier termination of the Work Order or MSA in accordance with the termination provisions set out in the MSA (the Term).

3.	Services

3.1.

The Parties acknowledge that the Services (as defined in the MSA) include the Legal Representation Services. For the avoidance of doubt, Legal Representation Services shall not include any services relating to compliance with any Data Protection Laws, which shall remain the responsibility of the Sponsor.

3.2.

Covance agrees to perform the following Services for the Sponsor as set forth in the attached description of Services at Annex 1, which shall also detail the Study Specific Assumptions that apply to the Services.

3.3.

The SUA is superseded entirely by the MSA and this Work Order. All services performed under the SUA shall be deemed to have been performed under the MSA and this Work Order. All sums billed or which otherwise would be billed by Covance to Sponsor under the SUA are included in the Budget as set forth in Section 4, and all payments that have been made by Sponsor under the SUA are to be credited against the invoices first issued to Sponsor by Covance under this Work Order.

4.	Budget

4.1.	The Budget for the Services is set out in the detailed Budget in this Work Order attached at Annex 2. (the “Budget”)

4.2.

In consideration for its performance of the Services under this Work Order, the Sponsor shall pay Covance in accordance with the payment schedule or payment terms set out in this Work Order attached as Annex 3.

4.3.	Invoices are due within [*] days of receipt by the Sponsor.

5.	Payment and Invoice Details

5.1.	All invoices to the Sponsor should be sent both via email and post to the attention of:

Jack W. Callicutt

Chief Financial Officer

callicutt@galectintherapeutics.com

Galectin Therapeutics Inc.

4960 Peachtree Industrial Boulevard, Suite 240,

Norcross, Georgia 30071

5.2.	All payments to Covance should be sent to the following address:

Covance Inc.

ABA #[*]

Account #[*]

Swift Code (international)

[*]

or alternately, mailed to:

Covance Inc.,

P.O. Box 2445,

Burlington, NC 27216

Taxpayer ID Number [*]

6.	Change Control

In the event that any of the Assumptions used to calculate the Budget or in the provision the Services change, in accordance with Section 10 of the MSA, the Parties shall negotiate an amendment to this Work Order if appropriate. No amendment to this Work Order shall be binding unless agreed in writing.

7.	Power of Attorney

The Power of Attorney appended to this Work Order at Annex 4 shall be completed by the Parties and executed appropriately prior to the commencement of the Legal Representation Services. The Parties acknowledge that the Power of Attorney shall give Covance the authority to act as Legal Representative for the Sponsor when providing the Legal Representation Services.

8.	Insurance

This paragraph shall replace Section 23 of the MSA. The Sponsor hereby represents and warrants that it maintains adequate separate clinical trial insurance and product liability coverage consistent with industry standards and in compliance with all Regulatory Requirements through a reputable insurance carrier having a minimum of an A-rating by Best’s rating service or higher which shall have a minimum discovery period of three (3) years inclusive of the period covering clinical trials insurance. For the avoidance of doubt, if the certificate of liability covers a period of twelve (12) months, the insurance coverage must include an extended reporting period of an additional two (2) years. Sponsor shall be required to maintain such insurance through the life of the study and shall notify Covance in writing of any changes in coverage which impact requirements set forth above. The sum insured shall not be less than ten million US dollars (US $10,000,000) per occurrence. The Sponsor further represents and warrants that such insurance policies shall not contains any additional exclusions clauses not normally found in insurance of such type that might limit and would not extend to the study for which the Services are being provided. Covance shall be an additional insured under Sponsor’s policy of insurance. The insurance of Sponsor shall insure against third party claims asserted by all subjects screened or treated as part of the Study for personal injury suffered as a result of the participation in the Study and/or the Study screening process.

9.	Termination

9.1.

Should the Sponsor: (a) reduce the level of Services (including the Legal Representation Services) to be provided by Covance to the extent that it is no longer commercially viable for Covance to perform the Legal Representation Services for the Sponsor; (b) become eligible to assume responsibilities of legal representative itself; (c) unable to provide the level and form of insurance required as specified above at Section 8; or (d) any regulatory or statutory requirement prevents the provision of Legal Representation Services by Covance, it shall notify Covance promptly in writing. Covance shall, upon written notice from the Sponsor have the right to: (a) terminate any Legal Representation Services; and/or (b) refuse any additional or revised Legal Representation Services which are not already ongoing under the relevant Work Order.

9.2.

In the event that Covance terminates the Legal Representation Services under this Work Order, it shall cease to be the Legal Representative of the Sponsor in respect of the Services provided hereunder.

10.	Entire Agreement

This Work Order (including any annexes hereto) and the terms of the MSA represent the entire and integrated agreement between the Sponsor and Covance and supersede all prior negotiations, representations or agreements, either written or oral, regarding the Services.

11.	Choice of Law and Jurisdiction

Any contractual dispute or claim arising between the Parties to this Work Order arising out of or in connection with the MSA or the Services defined herein shall be construed, governed, interpreted, and applied in accordance with the provisions of Section 33.11 of the MSA.

Galectin Therapeutics Inc.		Covance Inc.:

Name:	Harold H. Shlevin	Name:	Michael Brooks

Signature:	/s/ Harold H. Shlevin	Signature:	/s/ Michael Brooks

Title:	President & CEO	Title:	President, Clinical Development and Commercialization

Date:	June 22, 2020	Date:	June 22, 2020

ANNEX 1 – DESCRIPTION OF SERVICES

1.	Legal Representation Services

1.1.

The Parties have agreed that Covance shall provide the Legal Representation Services which shall form part of the Services to be provided under this Work Order. Covance shall perform the Legal Representation Services in compliance with the applicable clinical trial law in Australia, Europe, Mexico, Korea and United Kingdom, which shall include the following, in each case, only in relation to the Study:

a)

provision of a contact address, fax number, telephone number and e-mail address along with any other necessary contact details to Regulatory Authorities for the purpose of communications with such Regulatory Authorities and third parties in connection with Covance’s role as the Sponsor’s Legal Representative;

b)

provision of an individual employee of Covance who shall be familiar with the Study and shall act as a contact or liaison with Regulatory Authorities and third parties in connection with Covance’s role as the Legal Representative of the Sponsor;

c)

where reasonably necessary in accordance with Regulatory Requirements, assisting the Sponsor in notifying or obtaining approval from the relevant Regulatory Authorities in respect of its appointment and in consultation with the Sponsor, preparation of any other documents that are necessary to confirm or formalise such appointment or to inform third parties;

d)

preparation and signing of applications, notifications and other documents in connection with the Study (including, as applicable, letters of authority, applications for clinical trial authorisations and ethical approvals, applications for amendments thereto and notifications of the termination or completion of the Study);

e)

where Covance expressly takes responsibility for compiling the clinical trial application, supervision, preparation and submission of such clinical trial application to any relevant Regulatory Authorities within Australia, Europe, Mexico, Korea, and United Kingdom;

f)

performance of all other tasks and activities, including communication, where necessary, with the relevant Regulatory Authorities and as required in connection with the appointment and fulfilment of the regulatory obligations of Covance as the Sponsor’s Legal Representative;

g)

seeking and obtaining the Sponsor’s instructions and approval before communicating with Regulatory Authorities and other third parties or performing any other task or activity in connection with Covance’s role as Legal Representative, provided that where urgent action is required (e.g. an urgent request is received from a Regulatory Authority) and Covance does not have and is not able to obtain instructions or approval from the Sponsor in the time available, then Covance shall take such action as it reasonably believes to be in the best interests of the Sponsor;

h)	promptly supply to the Sponsor copies of all relevant communications made or received by Covance in connection with Covance’s role as Legal representative;

i)

promptly notify the Sponsor of and attend and report on any meetings or hearings involving Covance in connection with Covance’s role as Legal Representative, provided that, where requested by the Sponsor, Covance shall use all reasonable efforts to ensure that representatives of Sponsor are also permitted to attend such meetings and hearings; and

j)

in the event that legal proceedings are instigated in the Australia, Europe, Mexico, Korea, or United Kingdom, accept the service of legal documents, but not including payment of legal, consultancy, medical, specialist or expert fees associated with any claim made against either Covance or the Sponsor.

1.2.	Subject to Covance acting as the Legal Representative of the Sponsor under the Agreement, the Sponsor represents and warrants that:

a)

it shall review all information and material contained or referenced in all clinical trial notifications (CTNs) and all clinical trial applications or similar required documents (CTAs) for the investigational medicinal product to be tested or used in the performance of the Study as provided to Covance by the Sponsor or that are subject of the Services provided by Covance hereunder (Test Materials) to ensure that all such information and material is accurate, complete and not false or misleading;

b)	it will provide sufficient amounts of the Test Materials as required by law or as reasonably requested by Covance;

c)

the Test Materials shall be manufactured, packaged and (except to the extent that labelling, coding and distribution is to be provided as Services under the Agreement pursuant to a Work Order) labelled, coded and distributed in compliance with all applicable laws, rules, regulations and procedures, including Good Manufacturing Practice;

d)

at the close of the Study, the Sponsor shall retain any and all records relating to the Study, including records received from Covance and shall maintain those records for twenty-five years or such other longer period of time as required by law. In addition, the Sponsor shall make such records available for inspection by any applicable Regulatory Authority; and

e)

the Sponsor shall provide to Covance all such information as Covance may reasonably request from time to time and/or as may be necessary to enable Covance to perform all responsibilities as the Legal Representative for the Sponsor. The Sponsor shall provide all safety information pertinent to the Test Materials to Covance including, all Serious Adverse Event reports, consistent with applicable requirements as necessary to maintain in a legally compliant manner, all CTNs and CTAs.

1.3.

The Sponsor shall indemnify, defend and hold harmless Covance from any Loss resulting from any means, any claim, demand, assessment, action, suit, proceeding, settlement or investigation arising from or related any liability imposed on the Covance Group as a result of its responsibilities as a Legal Representative, local sponsor or a similar role for the Sponsor under this Work Order; provided that Sponsor shall not be obliged to indemnify, defend or hold harmless Covance to the extent any Loss arises from (i) any act or omission of Covance, their Affiliates or Subcontractors or Vendors that is a breach of any provision of the Agreement, Work Order or this Annex; (ii) any negligence, recklessness or wilful misconduct of Covance, their Affiliates or Subcontractors or Vendors; or (iii) any losses arising from Covance, or their respective Affiliate’s or Subcontractor’s or Vendor’s failure to mitigate any such claim, demand, assessment, action, suit, proceeding, settlement, investigation

2.	Clinical Services

2.1.	General Assumptions

•	The current scope of the Study Scope and Budget do not include [*]. An increase in [*] will result in a Budget change.

•	The current scope of the Study and Budget include [*].

•

The Study has an adaptive design, and the decision to enter [*]. Earlier termination of this Work Order by Sponsor at any time shall be governed by Section 21.2 and 22.3 of the MSA. For avoidance of doubt, the Parties acknowledge that [*].

•	Current assumptions, timeline and the Budget for [*].

2.2.	Phase IIb

[*]

2.3.	Phase III

[*]

ANNEX 2 – BUDGET

The pricing for the Work Order shall be deemed to be a [*], which means [*].

1.	Part IIb Budget

[*]

SERVICE FEES [*]	24,574,036.11
TOTAL INDIRECT FEES	3,573,270.92
PASS-THROUGH EXPENSES	24,223,362.44
VENDOR BID EXPENSES	7,662,694.25
TOTAL FEES INCLUDING PASS-THROUGHS / VENDOR BIDS	60,033,363.71

[*]

2.	Part III Budget

[*]

SERVICE FEES [*]	20,041,449.72
TOTAL INDIRECT FEES	2,000,000.00
PASS-THROUGH EXPENSES	14,249,126.35
VENDOR BID EXPENSES	5,019,253.19
TOTAL FEES INCLUDING PASS-THROUGHS / VENDOR BIDS	41,309,829.26

[*]

ANNEX 3 – PAYMENT SCHEDULE OR PAYMENT TERMS

1.	Phase IIb

a.	Clinical Fees

Covance Clinical Fees will be invoiced [*]

b.	Indirect Fees – Covance Central Laboratories Services

Phase IIb Covance Central Laboratories Service (CCLS) Fees will be invoiced to the Sponsor on [*].

c.	Pass Through Cost (PTC)

All Phase IIb Pass Through Expenses and Costs, including Vendor costs and Investigator Grants, will be invoiced to the Sponsor [*].

At the signature of the Work Order Sponsor will be invoiced for a Phase IIb [*].

2.	Phase III

a.	Clinical Fees

[*]

Table no. 1 – Milestone Payment Schedule

[*]

Table no. 2 – Monthly Payment Schedule

[*]

b.	Indirect Fees – Covance Central Laboratories Services

Phase III Covance Central Laboratories Service (CCLS) Fees will be invoiced to the Sponsor on [*] upon execution of activities.

The Phase IIb CCLS Deposit will be [*].

c.	Pass Through Cost (PTC)

All Phase III Pass Through Expenses and Costs, including Vendor costs and Investigator Grants, will be invoiced to the Sponsor on [*]. Notwithstanding the payment term of thirty (30) days agreed under Section 8.3 of the MSA, Sponsor shall pay Covance’s invoices for PTC at receipt of the invoice and not later than fifteen (15) days of the invoice date. The Phase IIb Investigator Grants Advance Payment will be retained by Covance through Phase III initiation and execution as Phase III Investigator Grants Advance Payment until the Study reaches final account reconciliation or returned to Sponsor if the Work Order is earlier terminated.

The Phase IIb Vendor and Out of Pocket Expenses Advance Payment will be retained by Covance through Phase III initiation and execution as Phase III Vendor and Out of Pocket Expenses Advance Payment until the Study reaches final account reconciliation or returned to Sponsor if the Work Order is earlier terminated.

ANNEX 4 – PRO- FORMA POWER OF ATTORNEY FOR LEGAL REPRESENTATION SERVICES

THIS POWER OF ATTORNEY is made on [insert date] by Galectin Therapeutics Inc. whose registered office is at, a company with its registered office at Suite 240, 4960 Peachtree Industrial Boulevard, Norcross, Georgia 30071, USA (the “Principal”).

1.	APPOINTMENT AND POWERS

1.1

The Principal hereby appoints COVANCE INC. with its principal place of business at 206 Carnegie Center, Princeton, New Jersey, 08540 USA as its attorney in fact (the “Attorney”) and gives authority for the Attorney to act in the Principal’s name or otherwise and on its behalf to the extent necessary to perform the following activities relating to the conduct of the clinical trial under Protocol Number GT-031 (NASH-RX) and with study title: “A Seamless, Adaptive, Phase 2b/3, Double-Blind, Randomized, Placebo-controlled, Multicenter, International Study Evaluating the Efficacy and Safety of Belapectin (GR-MD-02) for the Prevention of Esophageal Varices in NASH Cirrhosis” (the “Clinical Trial”) and provided that any powers granted herein shall apply only to the conduct of the Clinical Trial in [insert relevant country/region]:

(a)	prepare and sign documents required for the Clinical Trial by the local ethics committees and central ethics committees;

(b)	correspond with ethics committees for purposes related to the Clinical Trial;

(c)

handle, negotiate and sign site agreements and other agreements relating to the provision of clinical services for the Clinical Trial on its behalf and/or, subject to approval by the Principal in writing, in the Principal’s name as its Attorney;

(d)	monitor and manage the Clinical Trial;

(e)	import any investigational medicinal product required for the Clinical Trial in accordance with the relevant customs procedures;

(f)	store and distribute materials related to the Clinical Trial;

(g)	obtain export licenses for the Clinical Trial if required;

(h)	assist the Principal to report serious adverse events related to the Clinical Trial to ethics committees in accordance with local requirements; or

(i)	collect any investigational medicinal product from sites at which the Clinical Trial is conducted and return to the Principal or arrange for destruction as required by the Principal,

in each case, in accordance with and subject to the Covance Master Services Agreement entered into between the Principal and the Attorney on [insert] relating to the conduct of the Clinical Trial.

1.2

Except for those agreements referred to in Paragraph 1.1(c) above, the Attorney shall have no authority to enter into any agreements in the name or on behalf of the Principal or otherwise act on behalf of or bind the Principal, and the Attorney shall not hold itself out as having authority to do the same.

1.3	This Power of Attorney cannot be transferred or delegated by the Attorney to any other persons or entity.

2.	DURATION

2.1	Subject to Paragraphs 2.2 and 2.3, this Power of Attorney shall be valid until completion of the Clinical Trial in accordance with the protocol for the Clinical Trial.

2.2	The Principal may revoke the Power of Attorney in relation to the Attorney with immediate effect by written notice at any time to the relevant Attorney at the relevant address above.

2.3	The Attorney may revoke the Power of Attorney with immediate effect in accordance with paragraph 9 of the relevant work order forming part of the Agreement.

2.4	The Attorney must immediately cease to exercise any of the powers granted by this Power of Attorney if this Power of Attorney expires, terminates or is revoked by the Principal.

3.	RATIFICATION

The Principal undertakes to ratify and confirm whatever the Attorney does or purports to do in good faith in the exercise of any power conferred by this Power of Attorney.

4.	VALIDITY

The Principal declares that a person who deals with the Attorney in good faith may accept a written statement signed by the Attorney to the effect that this Power of Attorney has not been revoked as conclusive evidence of that fact.

5.	LANGUAGE

The official text of this Power of Attorney and any notices given hereunder shall be in English. If any dispute occurs concerning the construction or interpretation of this Power of Attorney, reference shall be made only to the Power of Attorney as written in English and not to any translation into any other language.

6.	JURISDICTION

This Power of Attorney (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Power of Attorney or its formation or any act performed or claimed to be performed under it) shall be governed by and construed in accordance with [insert relevant law].

Galectin Therapeutics Inc.

Name:

Signature:

Title:

Date: